For Immediate Release

JORDAN ESTRA JOINS SEARCHLIGHT MINERALS CORP.
BOARD OF DIRECTORS

EXPERIENCED MINING ANALYST EXPANDS NUMBER
OF INDEPENDENT DIRECTORS ON BOARD

HENDERSON, Nevada (March 1, 2010) — Searchlight Minerals Corp. (OTC BB: SRCH) (the “Company”), a minerals exploration company focused on the acquisition and development of projects in the southwestern United States, today announced that Jordan M. Estra has joined the Company’s Board as an Independent Director.  Mr. Estra will serve as a member of the Company’s Audit, Compensation and Disclosure Committees.

After earning his Bachelor of Science degree at Babson College (with “High Distinction”) and an MBA degree (with “Honors”) from Columbia University in 1971, Mr. Estra joined mining giant AMAX, Inc., a global natural resources leader with interests in precious metals, copper, lead, zinc, coal, oil and gas, molybdenum, tungsten and iron ore.  During his 15-year tenure with AMAX (1971-1986), he held various positions in finance, corporate strategic planning and marketing.  He also served as Assistant to the Chairman and was Vice President of Marketing and Strategic Planning when he resigned in 1986 to pursue a career on Wall Street.  During the subsequent 24 years, Mr. Estra has held senior research and/or investment banking positions with a number of brokerage and investment banking firms.  Such positions included Senior Vice President and Director of Global Mining Team at S.G. Warburg & Co., Inc. (1986-1988); and Managing Director and Head of Global Metals Industry Equity Research at BT Alex Brown, Incorporated (1996-1998).  His Wall Street career has also included research and/or investment banking positions with Mabon, Nugent & Co.; Oppenheimer & Co., Inc.; Merrill Lynch & Co., Inc.; Ryan, Beck & Co. (Southeast Research Group); Josepthal & Co., Inc.; BlueStone Capital Corp.; Sterling Financial Investment Group; Stanford Financial Group; Dawson James Securities, Inc.; and Jesup & Lamont Securities, Inc.  Mr. Estra currently serves as Managing Director of Private Equity at Sutter Securities Incorporated in San Francisco, CA and Boca Raton, FL, where he specializes in raising capital for emerging natural resource companies.

“Jordan Estra brings to our Board a breadth of management and research experience in the mining and investment banking industries that should serve our Company well as we transition from an emphasis upon exploration, research and pilot activities into the production and expansion phase of operations at our Clarkdale Slag Project in Arizona, and as we resume exploration activities at our Searchlight Gold Project in Nevada,” stated Ian McNeil, Chief Executive Officer of Searchlight Minerals Corp.  “We are very pleased that he has agreed to join our Board as an Independent Director, where he will serve on the Audit, Compensation and Disclosure Committees.”

Mr. Estra is a member of the American Institute of Mining, Metallurgical and Petroleum Engineers, the Foreign Policy Association, the New York Society of Security Analysts, and the Stock and Bond Club of South Florida.

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects. The Company holds interests in two mineral projects:  (i) the Clarkdale Slag Project, located in Clarkdale, Arizona, which is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona; and (ii) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada.  The Clarkdale Slag Project is the more advanced of two ongoing projects that the Company is pursuing.  The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH.”  Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this Press Release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” in the Company’s periodic filings with the Commission.  When used in this Press Release in discussing the recent developments on the Project, including, without limitation, the resolution of certain issues relating to the operation of the production module, the words such as “believe,” “could,” “may,” “expect” and similar expressions are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to technical issues on the Project that may affect the production module and its primary process components, challenges in moving from pilot plant scale to production scale, the risk that actual recoveries of base and precious metals or other minerals re-processed from the slag material at the Clarkdale site will not be economically feasible, uncertainty of estimates of mineralized material, operational risk, the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned mineral recovery programs, the risk that actual capital costs, operating costs and economic returns may differ significantly from the Company’s estimates, uncertainty whether the results from the Company’s feasibility studies and the results from the operation of the production module are not sufficiently positive for the Company to proceed with the construction of its processing facility, operational risk, the impact of governmental and environmental regulation, financial risk, currency risk volatility in the prices of precious metals and other statements that are not historical facts as disclosed under the heading “Risk Factors” in the Company’s periodic filings with securities regulators in the United States.  Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

Contact Information:

Carl Ager, Vice President at (702) 939-5247 or via email at ir@searchlightminerals.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com